Exhibit 99.1

November 9, 2022

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for Second Quarter

MIDLAND, TX – 11/9/2022 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $1,211,716, or $0.55 per diluted share, for the Company’s second quarter of fiscal 2023 compared with $708,828, or $0.33 per diluted share for the second quarter of fiscal 2022. Operating revenues in the second quarter of fiscal 2023 were $2,324,792.

Net income for the six months ending September 30, 2022 was $2,510,388, or $1.13 per diluted share, an increase of 127% compared with the same six-month period of fiscal 2022. Operating revenues in the first six months of fiscal 2023 increased 69% to $4,774,765. This increase resulted from a 13% increase in barrels of oil equivalent (“BOE”) production volumes as well as the average sales price of oil and natural gas for the six months ending September 30, 2022 to $102.88 per barrel (a 54% increase) and $7.01 per Mcf (a 90% increase), respectively.

The Company currently plans to participate in the drilling and completion of approximately 48 horizontal wells at an estimated aggregate cost of approximately $4,300,000 for the fiscal year ending March 31, 2023 an increase of 237% over fiscal 2022. During the first six months of fiscal 2023, Mexco participated with various percentage interests in the drilling of 20 of these wells in the Delaware Basin located in the western portion of the Permian Basin in Lea and Eddy Counties, New Mexico and 12 of these wells in the Midland Basin located in the eastern portion of the Permian Basin in Reagan County, Texas with aggregate costs of approximately $3,800,000 to date.

The Company also expended approximately $329,000 during the first six months of fiscal 2023 for the additional completion costs of 8 drilled but uncompleted horizontal wells located in Lea County, New Mexico, that the Company participated in drilling during fiscal 2022. Four of these wells began producing in May 2022, and the other 4 are currently being completed.

The Company’s President and Chief Financial Officer stated, “In coming months, we will benefit from increased production volumes from wells drilled but uncompleted or temporarily shut-in for fracking adjacent wells. We have more than doubled our oil and gas drilling expenditures, all done with no debt as of today.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration, and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2022. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer of Mexco Energy Corporation, (432) 682-1119.